EXHIBIT 99.1

Great Lakes Reports Third Quarter Results

Dredging Segment Year-to-Date Operating Income Exceeds Full Year 2014 Operating Income

Announces Record Backlog of $756.7 Million

Retains Greenhill & Co. as Financial Advisor to Assist With Strategic Alternatives

OAK BROOK, Ill., Nov. 3, 2015 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and remediation services, today reported financial results for the quarter ended September 30, 2015.

For the quarter ended September 30, 2015, Great Lakes reported revenue of $220.8 million, net income of $0.3 million, and Adjusted EBITDA of $23.1 million. During the quarter, Great Lakes won $218 million, or 37%, of the domestic dredging bid market, with the Delaware River deepening and the Corpus Christi LNG projects representing a significant portion of the awards. At September 30, 2015, the Company had a low bid pending award for a $103 million coastal restoration project in the Gulf Coast. The contract for this award was subsequently finalized and will be included in fourth quarter 2015 backlog.

Chief Executive Officer Jonathan Berger commented, "The Company's core dredging business delivered another strong quarter, posting robust gross profit and operating margins. With favorable dredging tailwinds and record backlog, we remain confident in the continued elevated performance of this segment for the rest of the year.

"Performance in our environmental & remediation (E&R) segment, however, was weaker than expected due to a number of factors. We experienced project delays on two of our largest projects due to unforeseen circumstances, pushing the work into the fourth quarter and into 2016. The segment was also impacted by project losses, with one project accounting for $4.3 million of the losses. In addition, the absence of anticipated large project awards adversely impacted this segment's performance in the third quarter 2015.

"We remain focused on improving performance in this segment and are taking steps to improve financial and operational performance. In the quarter, we implemented initial cost reduction initiatives and are undertaking additional realignment and cost reduction efforts in the fourth quarter. To lead this process going forward, today we are announcing the addition of Christopher P. Shea as President of the E&R segment. Mr. Shea joins us from CH2M Hill where he was most recently President of the Environmental & Nuclear Business Group. With over 25 years of experience in the environmental, engineering and construction industry, Chris' expertise will be invaluable as he leads performance improvements and creates value for our shareholders.

"As we noted in our press release on October 16, 2015, challenges within our environmental & remediation segment led us to withdraw our Adjusted EBITDA guidance for the year. Given the ongoing uncertainties in this segment, we do not intend to reissue guidance for 2015."

Third Quarter 2015 Highlights

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Three Months Ended
	September 30,
	2015			2014
	Dredging	Envir. & Remed.	Total Consolidated	Dredging	Envir. & Remed.	Total Consolidated	Total Consol. Variance
Revenue	$ 162,526	$ 60,451	$ 220,802	$ 167,079	$ 37,182	$ 202,198	$ 18,604

Gross Profit	29,447	(5,362)	24,085	17,879	6,581	24,459	(374)
Gross Profit Margin	18.1%	-8.9%	10.9%	10.7%	17.7%	12.1%

Operating Income (Loss)	19,598	(9,906)	9,692	5,733	2,274	8,007	1,685
Operating Margin	12.1%	-16.4%	4.4%	3.4%	6.1%	4.0%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue decreased slightly in the third quarter 2015 compared to the third quarter 2014, with lower foreign, domestic capital and maintenance dredging offset by slightly higher coastal protection and rivers & lakes dredging revenue. The prior year quarter included a greater amount earned from the PortMiami port deepening project.
  Gross profit margin increased during the third quarter compared to the same quarter 2014, primarily as a result of improved utilization and favorable project mix, both leading to strong margins.
  Operating income was higher in the third quarter 2015 compared to the prior year quarter, primarily driven by the improvement in gross profit margin on increased fleet utilization, project mix and strong project margins.
  Dredging backlog was $644.8 million at the end of the third quarter, which is an increase of $50.6 million compared to backlog at December 31, 2014.

Environmental & Remediation

  Revenue in the quarter increased over the third quarter of the prior year, due to the inclusion of Magnus in the third quarter 2015.
  Gross profit margin declined to a loss during the third quarter 2015 compared to the same quarter last year, primarily related to project losses and project delays. The third quarter last year also benefitted from a large project that was completed last year.
  Operating loss in the third quarter 2015 declined from operating income in third quarter 2014, primarily driven by lower gross profit margin. The current year quarter includes $2.1 million in amortization of intangibles.
  Backlog was $111.9 million at the end of the third quarter, which is an of $36.5 million compared to backlog at December 31, 2014.

Total Company

  Income from continuing operations was $0.3 million for the third quarter 2015 compared to a $1.0 million net loss from continuing operations in the same period 2014. Income tax provision during the third quarter 2015 was $0.7 million compared to income tax benefit of $1.1 million in the third quarter 2014.
  Adjusted EBITDA from continuing operations was $23.1 million in the third quarter 2015, up from $13.4 million in the third quarter 2014 on higher operating income, and higher depreciation and amortization add-backs.
  Total contracted backlog at quarter end was a record $756.7 million.
  At September 30, 2015, the Company had $9 million in cash on its balance sheet and $28 million drawn on its revolver.

Nine Months Ended September 30, 2015 Highlights

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Nine Months Ended
	September 30,
	2015			2014
	Dredging	Envir. & Remed.	Total Consolidated	Dredging	Envir. & Remed.	Total Consolidated	Total Consol. Variance
Revenue	$ 506,700	$ 131,929	$ 634,236	$ 486,153	$ 79,224	$ 561,289	$ 72,947

Gross Profit	78,094	(11,040)	67,054	61,303	10,266	71,569	(4,515)
Gross Profit Margin	15.4%	-8.4%	10.6%	12.6%	13.0%	12.8%

Operating Income (Loss)	45,587	(29,164)	16,423	24,157	(2,996)	21,161	(4,738)
Operating Margin	9.0%	-22.1%	2.6%	5.0%	-3.8%	3.8%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue increased in the first nine months ended September 30, 2015 compared to the same period in the prior year, with higher foreign, domestic capital and maintenance dredging partially offset by lower coastal protection and rivers & lakes dredging revenue.
  Gross profit margin increased during the first nine months of 2015 compared to the same quarter last year, primarily as a result of higher utilization, project mix and strong project margins.
  Operating income increased in the first nine months of 2015 compared to the prior year period, driven by higher gross profit on higher revenues and lower G&A expenses.

Environmental & Remediation

  Revenue increased in the period ended September 30, 2015 over the same period of the prior year, primarily as a result of Magnus being included in the current year period.
  Negative gross profit was recorded in the period ended September 30, 2015 as a result of contract losses and contract delays. Lower than anticipated work also contributed to the decline during the period compared to the same period last year.
  Operating loss increased in the first nine months of 2015 compared to the prior year period, primarily driven by the negative gross profit. This loss was offset by a reduction in G&A expense of $3.0 million, which included Magnus G&A, net of the previously disclosed $7.0 million reduction of the Magnus seller note.

Total Company

  Loss from continuing operations was $5.4 million for the first nine months 2015 compared to $0.4 million in net income from continuing operations in the same period 2014. Included in the current period loss is $5.8 million equity in loss of joint ventures, compared to $9.1 million in the prior year period, and $18.5 million in interest expense, compared to $14.7 million in interest expense in the prior year period. The current period also includes income tax benefit of $2.8 million versus income tax benefit of $0.4 million in the same period in 2014.
  Adjusted EBITDA for the first months was $60.8 million, up from $45.3 million in the first nine months of 2014 with lower operating income offset by increased depreciation and amortization expense add-backs.
  Total capital expenditures for the first nine months were $65.8 million, including $24.3 million for the ATB and $16.0 million to purchase a vessel that was formerly leased, and the remainder for improvements to the fleet. In the first nine months of the prior year, total capital expenditures were $71.0 million, including $20.9 million for the ATB, and the remainder for improvements to the fleet and the addition of land equipment.

Outlook

Mr. Berger concluded, "Our dredging segment delivered another excellent quarter, and we remain confident that it is well positioned to finish out the year with elevated fleet utilization and strong returns. With the robust bidding market and high win rate that we have experienced, we have more of our fleet currently scheduled out into the future than is normal for this time of year.  Domestically, we expect to commence work on the deepening project on the Delaware River and the Corpus Christi LNG project this month. We will continue work on the Savannah Harbor deepening project, the Jesuit Bend project on the Mississippi River in Louisiana, several large Sandy-related coastal projection projects in New Jersey and New York, and other capital and maintenance projects.

"In the environmental & remediation segment, we will remain focused on our realignment, cost reductions and improved project execution.

"As indicated on October 16, 2015, the Board of Directors is conducting a review of potential strategic alternatives to enhance stockholder value. The Company has retained Greenhill & Co., LLC to serve as financial advisor in connection with this process. There can be no assurance that the Company will enter into any transaction at this time or in the future."

The Company will be holding a conference call at 9:00 a.m. Central Time today where we will further discuss third quarter results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 3, 2015 at 9:00 a.m. Central Time. (10:00 a.m. Eastern Time). The call in number is (877) 377-7553 and Conference ID is 69191981. The conference call will be available by replay until Wednesday, November 4, 2015, by calling (855) 859-2056 and providing Conference ID 69191981. The live call and replay can also be heard on the Company's website, www.gldd.com, under "Events & Presentations" on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company's website.

Use of Adjusted EBITDA from Continuing Operations

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, Adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation ("Great Lakes" or the "Company") is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services on land and water. The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its 125-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability in the Middle East; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previously-recorded revenue and profit due to our use of the percentage-of-completion method of accounting; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels; our becoming liable for the obligations of joint ventures, partners and subcontractors; risks associated with the review of potential strategic alternatives by our Board of Directors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2014, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Contract revenues	$ 220,802	$ 202,198	$ 634,236	$ 561,289
Gross profit	24,085	24,459	67,054	71,569
General and administrative expenses	15,277	16,062	48,768	49,850
Impairment of goodwill	--	--	2,750	--
(Gain) loss on sale of assets—net	(884)	390	(887)	558
Operating income	9,692	8,007	16,423	21,161
Interest expense—net	(7,293)	(4,702)	(18,490)	(14,730)
Equity in loss of joint ventures	(2,051)	(5,785)	(5,765)	(9,063)
Gain on bargain purchase acquisition	--	--	--	2,197
Other income (expense)	706	384	(353)	410
Income (loss) from continuing operations before income taxes	1,054	(2,096)	(8,185)	(25)
Income tax (provision) benefit	(742)	1,069	2,831	425
Income (loss) from continuing operations	312	(1,027)	(5,354)	400
Loss from discontinued operations, net of income taxes	--	(1,059)	--	(9,118)
Net income (loss)	$ 312	$ (2,086)	$ (5,354)	$ (8,718)

Basic earnings (loss) per share attributable to continuing operations	--	(0.01)	(0.09)	0.01
Basic loss per share attributable to discontinued operations, net of tax	--	(0.02)	--	(0.15)
Basic loss per share	$ --	$ (0.03)	$ (0.09)	$ (0.14)
Basic weighted average shares	60,496	60,040	60,411	59,870

Diluted earnings (loss) per share attributable to continuing operations	--	(0.01)	(0.09)	0.01
Diluted loss per share attributable to discontinued operations, net of tax	--	(0.02)	--	(0.15)
Diluted loss per share	$ --	$ (0.03)	$ (0.09)	$ (0.14)
Diluted weighted average shares	60,841	60,040	60,411	60,491

Great Lakes Dredge & Dock Corporation
Reconciliation of Net income (loss) to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss)	$ 312	$ (2,086)	$ (5,354)	$ (8,718)
Loss from discontinued operations, net of income taxes	--	(1,059)	--	(9,118)
Income (loss) from continuing operations	312	(1,027)	(5,354)	400
Adjusted for:
Interest expense—net	7,293	4,702	18,490	14,730
Income tax provision (benefit)	742	(1,069)	(2,831)	(425)
Depreciation and amortization	14,722	10,823	47,747	32,744
Impairment of goodwill	--	--	2,750	--
Gain on bargain purchase acquisition	--	--	--	(2,197)
Adjusted EBITDA from continuing operations	$ 23,069	$ 13,429	$ 60,802	$ 45,252

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2015	2014

Cash and cash equivalents	$ 9,421	$ 42,389
Total current assets	334,185	342,244
Total assets	905,971	893,234
Total current liabilities	188,759	200,510
Long-term debt	355,010	324,377
Total equity	252,083	255,963

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2015	2014	2015	2014
Dredging:
Capital - U.S.	$ 43,963	$ 57,514	$ 149,062	$ 133,683
Capital - foreign	38,042	40,040	127,280	85,691
Coastal protection	46,441	31,939	118,089	158,548
Maintenance	21,453	26,577	89,729	85,228
Rivers & lakes	12,627	11,009	22,540	23,003
Total dredging revenues	162,526	167,079	506,700	486,153
Environmental & remediation*	60,451	37,182	131,929	79,224
Intersegment revenue	(2,175)	(2,063)	(4,393)	(4,088)
Total revenues	$ 220,802	$ 202,198	$ 634,236	$ 561,289

*Environmental & remediation revenues in 2015 include Magnus which did not operate as part of the Company prior to November 4, 2014.
	As of
	September 30,	December 31,		September 30,
Backlog	2015	2014		2014
Dredging:
Capital - U.S.	$ 363,633	$ 135,801		$ 162,109
Capital - foreign	14,260	131,489		84,232
Coastal protection	137,677	211,101		60,841
Maintenance	55,950	25,108		47,007
Rivers & lakes	73,314	90,708		95,829
Total dredging backlog	644,834	594,207		450,018
Environmental & remediation	111,886	75,349	*	20,581
Total backlog	$ 756,720	$ 669,556		$ 470,599

*December 31, 2014 environmental & remediation backlog includes backlog acquired by the Company on November 4, 2014 in connection with the Magnus Pacific Corporation acquisition.

GLDD FIN

CONTACT: Mary Morrissey
         Investor Relations
         630-574-3467